Exhibit 10.1

THIRD AMENDMENT OF LEASE

This THIRD AMENDMENT OF LEASE (this “Amendment”) is entered into this 16th day of December, 2013, by and between GALLERIA 600, LLC (“Landlord”) and PRGX GLOBAL, INC., a Georgia corporation formerly known as PRG-Schultz International, Inc. (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant have previously entered into that certain Galleria Atlanta Office Lease Agreement dated February 18, 2002, as amended by First Amendment of Lease dated April 19, 2002, and as amended by Second Amendment of Lease dated December 6, 2006 (collectively, the “Lease”), with respect to space in Atlanta Galleria Office Tower No. 600, a multistory office building located at 600 Galleria Parkway, Atlanta, Georgia 30339 (the “Building”), such space (the “Premises”) being identified as 131,653 rentable square feet of space on floors 1, 2, 3, 4, 5 and 6 of the Building;

WHEREAS, Landlord and Tenant desire to reduce the size of the Premises, to extend the term of the Lease, and to make other modifications to the Lease, as hereinafter set forth.

NOW THEREFORE, in consideration of Ten and No/100 Dollars ($10.00) and the mutual covenants hereinafter set forth, Landlord and Tenant agree as follows:

1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Lease.

2. Reduction to Premises. Effective as of January 1, 2015 (the “Space Reduction Date”), the Lease is hereby amended by deleting the indented paragraph entitled “Premises:” set forth on page 1 of the Lease (as previously amended) in its entirety, and by inserting in lieu thereof the following new paragraph:

“Premises:	Atlanta Galleria-Office Tower No. 600
600 Galleria Parkway
Atlanta, Cobb County, Georgia
Square Feet: 57,742
Suite Numbers: 100, 200, and 300
	Floor(s):	1st (8,565 square feet)
2nd (24,540 square feet)
3rd (24,637 square feet)”

The portion of the Premises removed pursuant to this Amendment (i.e., that portion of the Premises which contains approximately 73,911 square feet of rentable space and which is located on the fourth (4th), fifth (5th) and sixth (6th) floors of the Building) is hereinafter referred to as the “Removed Premises.”

3. Extension of Lease Term. The term of the Lease is hereby extended so that the term of the Lease shall continue eighty four (84) months from and after January 1, 2015 and shall end on December 31, 2021. The extension of the Lease to include such renewal period shall be on all of the terms set forth in the Lease, except as otherwise expressly provided in this Amendment. In consideration of the extension provided for herein, and except as set forth in this Amendment, all rights or options set forth in the Lease to renew or extend the term of the Lease, if any, are hereby deleted in their entirety and shall be of no further force or effect.

4. Rent. Effective as of January 1, 2014, the Lease is hereby amended by deleting the second sentence (including the rent chart) of paragraph 2(a) of the Lease (as previously amended) in its entirety, and by inserting in lieu thereof the following new sentence:

“The annual and monthly rental shall be as follows:

Lease Period	Rate Per Rentable Square Foot	Annual Installment of Rent	Monthly Installment of Rent
01/01/14 – 12/31/14	$27.41	$3,608,608.73	$300,717.39
01/01/15 – 12/31/15	$22.00	$1,270,324.00	$105,860.33
01/01/16 – 12/31/16	$22.55	$1,302,082.10	$108,506.84
01/01/17 – 12/31/17	$23.11	$1,334,417.62	$111,201.47
01/01/18 – 12/31/18	$23.69	$1,367,907.98	$113,992.33
01/01/19 – 12/31/19	$24.28	$1,401,975.76	$116,831.31
01/01/20 – 12/31/20	$24.89	$1,437,198.38	$119,766.53
01/01/21 – 12/31/21	$25.51	$1,472,998.42	$122,749.87

5. Square Footage. Effective as of the Space Reduction Date, the Lease is hereby amended by deleting from Paragraph 2(c)(ii) of the Lease the number “131,653,” and by inserting in lieu thereof the number “57,742.”

6. Floor Plan. Effective as of the Space Reduction Date, the Lease is hereby amended by deleting from Exhibit “D” to the Lease the floor plans for the 4th, 5th and 6th floors of the Building.

7. Signage. Special Stipulation 7(a) of Exhibit “E” to the Lease is hereby deleted in is entirety. Notwithstanding the provisions of Special Stipulation 7(b) of Exhibit “E” to the Lease or any other provisions of the Lease, (a) Landlord shall have the right to grant to up to eight (8) tenants in total, without regard to square footage leased by such tenants, the right to place signage on the monument sign for the Building, and (b) if required to accommodate the signage for such other tenants, Tenant’s signage on such monument sign shall be reduced to a size comparable to the average size of the signage of such other tenants (such reduction to be performed by Landlord’s signage contractor at Landlord’s expense).

8. Parking. The Lease is amended by deleting paragraph 8 of the Special Stipulation of Exhibit “E” to the Lease in its entirety, and by inserting in lieu thereof the following sentence:

“Tenant shall have access to and use of the Building’s on-site decked parking spaces in common with other tenants of the Building on a first come, first served basis. Tenant’s parking spaces shall be unreserved and unassigned; excepting, however, that three (3) of such parking spaces shall be marked as “reserved” for Tenant at a location designated by Landlord on the first (1st) and/or second (2nd) floor of the parking deck. Landlord shall have no obligation to monitor or control the use of such reserved parking spaces. Nothing herein shall prohibit Tenant from designating all or any portion of such parking spaces for use by its subtenant, pursuant to an approved sublease agreement.”

9. Vacating Removed Premises. As of the Space Reduction Date, the Removed Premises shall no longer be part of the Premises, and all duties, obligations, rights and benefits of Landlord and Tenant as to the Removed Premises will terminate; excepting, however, for any duties or obligations of Tenant arising prior to the Space Reduction Date or which expressly survive the termination or expiration of the Lease, which duties and obligations shall continue until fulfilled. Tenant shall vacate the Removed Premises on or before the Space Reduction Date and shall deliver same to Landlord in accordance with Paragraph 23(b) of the Lease. Notwithstanding the foregoing, however, Tenant may remain in occupancy of the 4th floor of the Premises (or, if Landlord leases such space to a third party, alternative space in the Building designated by Landlord) until the earlier of March 31, 2015, or Tenant’s completion of alterations to the 1st floor portion of the Premises, and in such event, all provisions of the Lease other than the obligation to pay rent or additional rent shall apply to such 4th floor portion of the Premises (or alternative space, if applicable) until Tenant vacates same.

10. Base Year. Prior to the Space Reduction Date, Landlord and Tenant acknowledge that the Base Year for Direct Operating Expenses in the Lease shall continue to be calendar year 2003. Commencing as of the Space Reduction Date, Landlord and Tenant acknowledge that the Base Year for Direct Operating Expenses in the Lease shall be calendar year 2015. Notwithstanding any provision in the Lease to the contrary, for purposes of calculating the Operating Expenses for any given calendar year, the amount, if any, by which Controllable Expenses (as defined in the Lease) exceed by more than five percent (5%) the amount of Controllable Expenses in the immediately preceding calendar year (on a cumulative, annualized basis) shall not be included in Operating Expenses for such calendar year.

11. Improvements. Landlord shall perform certain work (the “Tenant Improvements”) to the Premises in accordance with the Work Letter Agreement set forth in Exhibit “A” attached hereto and made a part hereof (the “Work Letter Agreement”). The taking of possession by Tenant shall be deemed conclusively to establish that the Premises are in a good and satisfactory condition as of when possession is so taken.

12. Renewal Option. Provided Tenant is not in default and as long as Tenant is still in occupancy of the Premises, Tenant shall have one (1) option to renew this Lease of the entire Premises for an additional five (5) year term provided Tenant gives one hundred eighty (180) days’ prior written notice to Landlord of Tenant’s intent to renew. The rental rate for the renewal term shall be at the then current Building market rate. As used herein, “Building market rate” shall have the meaning provided in the Special Stipulation 3 of Exhibit “E” to the Lease, and to the extent that there shall be any disagreement between Landlord and Tenant of the Building market rate, such disagreement shall be resolved in the manner described in Special Stipulation 3 of Exhibit “E” to the Lease. All other rights or options to renew set forth in the Lease, if any, are hereby deleted in their entirety and shall be of no further force or effect.

13. Right of First Refusal. Provided Tenant is not in default under the Lease beyond the expiration of any applicable notice and/or cure periods and at least thirty six (36) months remain in the term of the Lease, Tenant shall have an ongoing right of first refusal on space on the fourth (4th) floor of the Building as such space becomes available (the “Expansion Space”). The right of first refusal set forth in this Paragraph 13 shall be subject and subordinate to the existing rights of any existing tenants in the Building and to any existing renewals by existing tenants in any of such space. Upon receipt of written notice from Landlord that a third party has made a bona fide offer to lease any of the aforementioned Expansion Space, Tenant shall respond to Landlord within seven (7) business days whether it intends to lease such space. If Tenant indicates that it will not lease such space offered, or otherwise fails to notify

Landlord within such seven (7) business day period that Tenant will lease such space in accordance herewith, then Landlord may proceed to lease it to another party and Tenant shall have waived its right to lease such space at such time. If Tenant indicates that it will lease such space offered, then Tenant and Landlord shall execute an amendment to the Lease for such space within ten (10) days of Tenant notifying Landlord of its intention to lease such space. The lease of such Expansion Space by Tenant shall be on the terms set forth in such bona fide offer; provided, however, that if the term of the lease under such bona fide offer would commence on or before January 1, 2017, then such Expansion Space shall be leased at the rent (including escalations) and term then existing for the remaining Premises, and the amounts spent by Landlord for the tenant improvements provided for in the Work Letter Agreement (as reasonably established by Landlord) and other concessions contained in this Amendment with respect to the remaining Premises for the extension of the Lease term provided for herein shall be equitably and appropriately prorated, based upon such reduction in the term for such Expansion Space as compared to the eighty four (84) month extension of the Lease term provided for herein. For example, if Landlord spent $6.00 per rentable square foot for the tenant improvements provided for in the Work Letter Agreement, and if the term of the lease of the Expansion Space is 63 months, then the amount Landlord shall be required to contribute for tenant improvements for such Expansion Space shall be $6.00 per rentable square foot times 63/84, or $4.50 per rentable square foot of the Expansion Space. All other rights of first refusal, rights of first offer, or similar rights set forth in the Lease, including, but not limited to, the provisions of Special Stipulation 4 of Exhibit “E” of the Lease, are hereby deleted in their entirety and shall be of no further force or effect.

14. Brokers. Tenant represents that Tenant has not engaged or worked with any real estate brokers or agents other than Childress Klein Properties, Inc. and Cushman & Wakefield Georgia Inc. (local broker for Swearingen Realty Group LLC) (collectively, “Broker”) in connection with this Amendment. Tenant shall indemnify and hold harmless Landlord and Landlord’s agents from and against any and all claims for commissions or other compensation, and any liabilities, damages and costs relating thereto, that may be asserted by any person or entity other than Broker to the extent that Tenant has engaged such person or such claim results from any action of Tenant. Landlord represents that Landlord has not engaged or worked with any real estate brokers or agents other than Broker in connection with this Amendment. Landlord shall indemnify and hold harmless Tenant and Tenant’s agents from and against any and all claims for commissions or other compensation, and any liabilities, damages and costs relating thereto that may be asserted by any person or entity other than Broker to the extent that Landlord has engaged such person or such claim results from any action of Landlord. Landlord and Tenant agree that no commissions, fees or other compensation of any kind are due and payable to Broker in connection herewith.

15. Ratification. The Lease, as amended by this Amendment, is hereby ratified and confirmed, and each and every provision, covenant, condition, obligation, right and power contained in and under, or existing in connection with the Lease, as amended by this Amendment, shall continue in full force and effect. This Amendment is not intended to, and shall not be construed to, effect a novation, and, except as expressly provided in this Amendment, the Lease has not been modified, amended, canceled, terminated, surrendered, superseded or otherwise rendered of no force and effect. The Lease, as amended by this Amendment, is enforceable against the parties hereto in accordance with its terms.

16. Successors and Assigns. This Amendment shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

17. Counterparts. This Amendment may be executed in a number of identical counterparts, each of which for all purposes shall be deemed to be an original, and the Lease, as amended by this Amendment, shall collectively constitute but one agreement, fully binding upon, and enforceable against the parties hereto. The Lease and this Amendment shall be construed together as a single instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

LANDLORD: Galleria 600, LLC

By:	OTR, an Ohio general partnership, its manager

	By:	/s/ Matthew J. Vulanich
	Name:	Matthew J. Vulanich
	Title:	Authorized Agent

TENANT: PRGX GLOBAL, INC., a Georgia corporation formerly known as PRG-Schultz International, Inc.

By:	/s/ Robert Lee
Name:	Robert Lee
Title:	CFO

Attest:	/s/ Chris Hess
Name:	Chris Hess
Title:	Director FP&A

(CORPORATE SEAL)

EXHIBIT A

WORK LETTER AGREEMENT (TURNKEY)

1.	MATERIALS FURNISHED BY LANDLORD

Landlord shall, using Building Standard carpet, replace the carpet on the first (1st) floor of the Premises. Additionally, Landlord shall, using similar grade carpet tile to the carpet tile currently in the second (2nd) and third (3rd) floors of the Premises, replace the carpet tile in the second (2nd) and third (3rd) floors of the Premises. At Tenant’s election, such work shall be completed in 2014 or 2015.

In addition to the foregoing, Landlord shall cause the Premises to be improved in a manner consistent with the preliminary plan, description of work, and qualifications and exclusions attached hereto as Schedule A-1 and incorporated herein. Tenant acknowledges that it has approved the preliminary items set forth in Schedule A-1. Unless otherwise specified in Schedule A-1 hereto, all such improvements shall be made using Building standard materials and finishes.

2.	IMPROVEMENT COSTS TO BE PAID BY LANDLORD

Except as hereinafter provided, Landlord shall pay the cost of all improvements to be provided by Landlord in accordance with Paragraph 1 above, including the design costs for the preliminary plan attached hereto as Schedule A-1 and for the final plans and specifications consistent with such preliminary plan. Landlord’s agreement to make the improvements provided for in Paragraph 1 above shall be in lieu of the payment by Landlord to Tenant of any tenant improvement or similar allowance, and Landlord shall have no obligation to pay to Tenant any such allowance. Landlord shall be entitled to retain all savings, if any, in the cost of making the improvements provided for in Paragraph 1 above, and in no event shall Tenant be entitled to any of such savings.

3.	IMPROVEMENT COSTS TO BE PAID BY TENANT

Should Tenant request any improvements or alternates other than those to be provided by Landlord in accordance with Paragraph 1 above, the costs for such additional improvements or alternates, including but not limited to all related design costs, shall be paid by Tenant, one half (1/2) upon commencement of the construction and one half (1/2) upon completion of the construction. Should Tenant request any modifications to work which has already been completed under this work letter agreement, Tenant shall pay the costs of all such modifications, including but not limited to all related design costs, one half (1/2) upon commencement of the modifications and one half (1/2) upon completion of the modifications.

4.	APPROVAL OF FINAL PLANS AND COST

(a) Landlord and Tenant shall diligently pursue the preparation of the final plans and specifications for the improvements to be constructed by Landlord. All such plans and specifications including finishes shall have the approval of both Landlord and Tenant, which approval shall not be unreasonably withheld by either party; in addition, all plans and specifications shall have the approval of all governmental agencies and authorities, including but not limited to, the state and county fire marshal. Plans and specifications and a cost estimate for the portion of the work covered thereby to be borne by Tenant, if any, shall be approved by Landlord and Tenant no later than ninety (90) days prior to commencement of such work, in accordance with the procedure set forth in the following Paragraph 4(b).

(b) As soon as practicable after execution of this Amendment, Tenant shall provide Landlord with such additional information as is necessary to enable Landlord to prepare the final plans and specifications for the improvements to be constructed by Landlord in accordance with Paragraph 1. Thereafter, if per the provisions of Paragraph 3 above, Tenant shall bear any of the costs of the improvements, a cost estimate for the improvements to be paid for by Tenant shall be prepared by Landlord and submitted to Tenant for preliminary approval. When the final plans and specifications are approved by Landlord and Tenant, Landlord shall obtain a quotation, and shall submit the same to Tenant for approval as the price to be paid by Tenant to Landlord for said improvements. Upon written approval of such price by Tenant, Landlord and Tenant shall be deemed to have given final approval to the final plans and specifications on the basis of which the quotation was made and Landlord shall be authorized to proceed with the improvements of the Premises in accordance with such plans and specifications. If Tenant disapproves such price, or fails to approve or disapprove such price within five (5) days after submission thereof by Landlord, Landlord shall not be obligated to proceed with any improvement of the Premises until such time as Landlord and Tenant approve a price for Tenant’s work.

(c) Any failure by Tenant to approve or disapprove any plans and specifications, cost estimates, or final pricing for any improvements to be constructed in accordance with this work letter agreement, within five (5) days after receipt thereof, shall be deemed a delay by Tenant.

SCHEDULE A-1

PRELIMINARY PLAN, DESCRIPTION OF WORK,

AND QUALIFICATIONS AND EXCLUSIONS

Remove and Replace Carpet in Tenant’s premises on 1st, 2nd and 3rd Floor of Galleria 600 using the following materials and equipment.

Carpet & Carpet Tile	5,800 sy
Demo Existing CPT	5,800 sy
Cove Base – Std 4	7,200 lf
Packing Crates
Move Furniture